Exhibit 99.2

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Todd Aydelotte – Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

AAPI Honors Provectus Biopharmaceuticals During 33rd Annual Convention and Scientific Assembly

Provectus Recognized as a Pioneer to the AAPI - Global Clinical Research and Trial Network

Orlando, FL: June 26, 2015: The American Association of Physicians of Indian Origin (“AAPI”) honored Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), at a gala during the AAPI’s 33rd Annual Convention and Scientific Assembly on Friday, June 19, 2015. The annual convention, held at the Renaissance Hotel Convention Center, Orlando, FL from Wednesday, June 17 to Sunday, June 21, 2015, was attended by nearly 2,500 physicians of Indian origin and their families.

Provectus was recognized by AAPI, the largest ethnic medical association of physicians in the United States, for helping to develop AAPI’s Global Clinical Research and Trial Network. This network focuses on patient recruitment and clinical research.

Dr. Seema Jain, President of AAPI, praised the pioneering initiatives of Provectus in AAPI’s clinical trial and research program, and she expressed deep appreciation for sponsoring the activities of AAPI this year. She recalled of the Company’s participation and support for AAPI, which began with AAPI’s 2015 Global Healthcare Summit in Mumbai, India, January 2-4, 2015.

Dr. Ravi Jahagirdar, MD, the immediate Past President of AAPI, said, “AAPI welcomes the support of Provectus Biopharmaceuticals as we pursue our goals. The Company’s pioneering work in our Global Clinical Research and Trial Network has set a standard for other firms, and we are look forward to developing this network with the continued assistance of Provectus.”

Peter Culpepper, CFO and COO, of Provectus said, “Provectus is very proud of the honor AAPI has given us in recognition of our work with the organization. AAPI represents a key group within the American healthcare system. One in every seven American patients is seen by an Indian doctor, and this ratio is even higher in the smaller towns and underserved areas due to the larger proportion of Indian doctors in more remote locations.”

“In addition, these physicians have close ties through family and friends to every segment of Indian society, a nation of one billion people, and they are especially well-placed to work with officials in India’s healthcare system and government. Our work with AAPI is mutually beneficial, and Provectus looks forward to deepening and broadening our relationship in the coming months and years.”

Delegates of AAPI represent nearly 100,000 Physicians, Fellows, and Residents in the United States. At the annual conference, AAPI provided an enriching platform for members comprised of medical, mental health, and dental physicians in American to engage with the latest in medical technology, research and advances in the world of all types of medicine and dental care. The convention included CME and DME accredited courses as well as variety of panel discussions, presentations and a research competition.

There were forums for AAPI Young Physicians Group (AAPI YPS) and for AAPI MSRF for medical students, residents and fellows. A nearly sold out Exhibitor Hall included medical and pharmaceutical products, jewelry, fashion designs, devices and equipment and medical and dental, practice-related services.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc. specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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